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                                                                  EXHIBIT 99.2

CLIFFS
DRILLING COMPANY
1200 SMITH STREET, SUITE 300
HOUSTON, TEXAS  77002
(713) 651-9426

                              NOTICE OF REDEMPTION


                                                               December 20, 1995

TO:      The Holders of Cliffs Drilling Company
         $2.3125 Convertible Exchangeable Preferred Stock

         Redemption Date:         January 17, 1996
         Conversion Privilege Expires January 17, 1996

         Cliffs Drilling Company (the "Company") hereby gives notice that all of the 1,150,000 issued and outstanding shares of the Company's $2.3125 Convertible Exchangeable Preferred Stock, no par value ("Preferred Stock"), will be redeemed by the Company on January 17, 1996 (the "Redemption Date"), for cash in the amount of $25.69 per share plus $.218403 per share in accrued and unpaid dividends thereon through the Redemption Date (the "Redemption Price"), pursuant to the provisions of the Company's Certificate of Incorporation, as amended, and the Certificate of Designations of $2.3125 Convertible Exchangeable Preferred Stock (the "Designation Certificate"), and in accordance with resolutions of its Board of Directors.

         Payment of the Redemption Price will be made in Cleveland, Ohio by the transfer agent and registrar for the Company's Preferred Stock, Society National Bank, c/o KeyCorp Shareholders Services, Inc. (the "Paying Agent"). Payment of the Redemption Price will be made as soon as practicable after the Redemption Date upon presentation and surrender of shares of Preferred Stock to the Paying Agent, at 700 Louisiana Street, Suite 2620, Houston, Texas 77002-2729 in accordance with the Redemption Transmittal Letter enclosed herewith.

         From and after the Redemption Date, (i) dividends with respect to the Preferred Stock shall cease to accrue, (ii) the Preferred Stock shall no longer be deemed outstanding, (iii) the holders of Preferred Stock shall cease to be stockholders with respect to Preferred Stock, and (iv) all rights whatsoever with respect to the Preferred Stock (except the right of holders of Preferred Stock to receive the Redemption Price without interest upon surrender of their certificates therefor) shall terminate.

         Holders of shares of Preferred Stock may elect to convert any or all of such shares of Preferred Stock into fully paid and nonassessable shares of common stock, $0.01 par value ("Common Stock"), of the Company, at any time prior to 5:00 p.m., Central Time, on the Redemption Date, at the rate of
1.89394 shares of Common Stock for each full share of Preferred Stock.   No
payment or adjustment shall be made upon any conversion of any share of Preferred Stock on account of any dividends on the shares surrendered for conversion, and the holder will lose any right to payment of dividends on the shares surrendered for conversion. No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based upon the reported last sales price for the shares of Common Stock on the date of conversion. The right of holders of Preferred Stock to convert shares of Preferred Stock into Common Stock will terminate at 5:00 p.m., Central Time, on the Redemption Date.
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CLIFFS
DRILLING COMPANY

         A Redemption Transmittal Letter is enclosed for use in surrendering shares of Preferred Stock for redemption, and an Irrevocable Written Notice of Election to Convert is enclosed for use in surrendering shares of Preferred Stock for conversion. The Redemption Transmittal Letter and the Irrevocable Written Notice of Election to Convert each contain instructions with respect to redemption or conversion, as applicable, that should be read and followed carefully. The Redemption Transmittal Letter or the Irrevocable Written Notice of Election to Convert, as applicable, must be properly completed, signed and dated. Certificates representing the Preferred Stock may be submitted pursuant to the Redemption Transmittal Letter or the Irrevocable Written Notice of Election to Convert either by mail or by hand delivery to the Paying Agent at its address set forth therein. The method of delivery is at the option and risk of the holder of Preferred Stock. If forwarded by mail, the Company strongly recommends that certificates be sent by registered mail, properly insured with return receipt requested.

         In the event that shares of Preferred Stock are to be surrendered for conversion, the Irrevocable Written Notice of Election to Convert, together with share certificates and other instruments described therein, must be received by the Paying Agent prior to 5:00 p.m., Central Time, on January 17, 1996. All shares of Preferred Stock with respect to which the Paying Agent has not received an Irrevocable Written Notice of Election to Convert, together with share certificates and other instruments described therein, prior to 5:00 p.m., Central Time, on January 17, 1996 will automatically be redeemed by the Company as set forth herein.

         The Company believes that under present Federal income tax laws, no taxable gain or loss will be recognized by holders of Preferred Stock upon conversion of the Preferred Stock into Common Stock, except for cash received in lieu of fractional shares. Gain or loss will generally be recognized by holders of Preferred Stock upon redemption of their Preferred Stock. The foregoing information represents only a summary of applicable law. Holders of Preferred Stock should consult their own tax advisors as to the tax consequences applicable to them upon either conversion or redemption of the Preferred Stock.

         Any questions regarding the redemption or conversion of the Preferred Stock, or requests for additional copies of the Redemption Transmittal Letter or the Irrevocable Written Notice of Election to Convert, should be directed to Georgeson & Company at (800) 223-2064 [or (212) 440-9800 for banks and brokers].

         Thank you for your continued interest in and support of Cliffs Drilling Company.

                                           Sincerely,


                                           /s/ DOUGLAS E. SWANSON
                                           Douglas E. Swanson
                                           President and Chairman of the Board